Exhibit 10.1

AMENDMENT NO. 2
TO
SECOND AMENDED AND RESTATED CUSTOMER
AGREEMENT AND TRADING AUTHORIZATION

This Amendment No. 2 to the Second Amended and Restated Customer Agreement and Trading Authorization dated as of November 20, 2008 (this “Amendment”), is entered into by and between Max Diversified Strategies Ltd., a Bermuda company (the “Customer”) and Alstra Capital Management, LLC (“Alstra”).

WHEREAS, the Customer and Alstra are parties to the Second Amended and Restated Customer Agreement and Trading Authorization dated as of February 14, 2006 and amended on May 5, 2008 (the “Trading Agreement”);

WHEREAS, each of the Customer and Alstra desires to amend the Trading Agreement upon the terms and conditions herein contained.

Capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meanings set forth in the Trading Agreement.

NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.	This Amendment shall be effective as of October 1, 2008.

2.	Paragraph 8 of the Trading Agreement shall be deleted in its entirety, and the following substituted therefore:

“8. (A) As compensation for Alstra’s trading manager services to be rendered to the Customer pursuant to this Agreement, Customer shall pay to Alstra a management fee in accordance with the following:

(i) Customer shall pay the management fee at the Applicable Rate (defined in subparagraph 8(A)(ii) below) per annum, payable quarterly in arrears until this Agreement is terminated or the services of Alstra as trading manager pursuant to this Agreement are terminated by either party. For the avoidance of doubt, the management fee for any partial year shall be prorated for the period of trading manager services rendered during such year.

(ii) The term “Applicable Rate” shall mean the rate to be mutually agreed by the Customer and Alstra annually with effect from October 1 of the applicable year through September 30 of the following year.

(iii) For the period beginning October 1, 2008, the Applicable Rate shall be USD 8,000,000.

(B) As of the fifteenth day following each quarter, the parties agree that Alstra may collect from the Customer’s account 100% of the management fee due for such quarter just ended.”

3.	This Amendment may be executed in any number of counterparts, all of which taken together and when delivered to the other parties shall constitute one and the same instrument.

4.	Except as set forth herein, the Trading Agreement remains in full force and effect. Each reference in the Trading Agreement to “this Agreement” shall mean the Trading Agreement as amended prior to the date hereof and by this Amendment and as hereinafter amended or restated.

5.	This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the 20th day of November 2008.

ALSTRA CAPITAL MANAGEMENT, LLC

By:
Name:
Title:

MAX DIVERSIFIED STRATEGIES LTD.

By:
Name:
Title: